Exhibit 99.1

Contacts:

Investor/Media Relations

Tara Spiess

TS Communications Group, LLC

(215) 218-4371

ir@aphton.com

Aphton Corporation Reports Third Quarter 2005 Financial Results

Conference Call Tomorrow at 9:00 am ET to Discuss Corporate Highlights and Finances

PHILADELPHIA – November 9, 2005 – Aphton Corporation (NASDAQ: APHT) today reported financial results for the third quarter ended September 30, 2005. The company ended the third quarter with cash, cash equivalents and short-term investments of approximately $15 million.

Financial Update

Cash, cash equivalents, and short-term investments totaled approximately $15 million as of September 30, 2005, compared to $43 million at the end of the third quarter of 2004. For the three months ended September 30, 2005, Aphton’s net loss applicable to common shareholders was $8.7 million, or $(0.14) per share, compared to a loss of $7.2 million, or $(0.19) per share for the same period in 2004.

In the third quarter, total operating costs and expenses increased from $6.7 million in 2004 to $8.0 million in 2005. The increase in the quarter costs and expenses for the full three months ended September 2005 was due primarily to the inclusion of the costs associated with the operation of our wholly-owned subsidiary, Igeneon, (acquired March 24, 2005); research and development of our newly acquired product candidates, IGN101 and IGN311; and a restructuring charge. The restructuring charge of $288,000 relates to actions taken during the third quarter as part of the Company’s cost–reduction program.

A live audio webcast of the conference call that will be held tomorrow, November 10, 2005 at 9:00 a.m. ET can be accessed either by telephone at:

Toll Free in the US/Canada at 1-800-322-0079; Code Aphton Corporation

Outside the U.S. at 1-973-409-9258; Code Aphton Corporation

Or via the internet at http://viavid.net/dce.aspx?sid=00002AC7.

A replay of the presentation will be available via the Company website and will begin approximately 2 hours after the conference call has concluded. The replay will be available for 14 days.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005, Aphton acquired late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM-positive tumor cells, as well as IGN311. Aphton has strategic alliances with Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and with Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. Aphton’s most advanced product, Insegia™, targets the hormone, gastrin 17, in an attempt to treat gastrointestinal cancers. For more information about Aphton or its programs please visit Aphton’s website at: www.aphton.com.

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Aphton Corporation

Selected Condensed Financial Data

(In thousands, except per share data)

	Unaudited
	Three Months Ended September 30
	2005	2004
Revenues	$—	$—
Total revenues
Costs and expenses:
General and administrative	3,146	935
Research and development	4,582	5,814
Restructuring Expense	288

Total cost and expenses	8,016	6,749
Dividend and interest income	93	224
Interest expense including amortized discount	(831)	(677)
Unrealized losses from investments	23	(31)

Net loss applicable to common shareholders	($8,731)	($7,233)

Basic and diluted loss per common share	$(0.14)	$(0.19)

Shares used in computing net loss per share	60,448	37,712

Safe Harbor

This press release includes forward-looking statements. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected, and could in the future affect, Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton.

SOURCE: APHTON CORPORATION